UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities exchange act of 1934

Date of report (Date of earliest event reported): March 11, 2005
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GULFPORT ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-19514 (Commission File Number)	73-1521290 (I.R.S. Employer Identification Number)
14313 North May Avenue Suite 100 Oklahoma City, Oklahoma (Address of principal executive offices)		73134 (Zip code)
(405) 848-8807 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into A Material Agreement

The information provided in Item 2.03 is hereby incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On March 11, 2005, Gulfport Energy Corporation (the “Company”) entered into a three-year secured reducing credit agreement for a $30.0 million revolving credit facility with Bank of America, N.A. (“Bank of America” or the “lender”). Borrowings under the revolving credit facility are subject to a borrowing base limitation which is initially set at $18.0 million, subject to adjustment. The credit facility has a term of three years and all principal amounts of revolving loans outstanding under the credit facility, together with all accrued and unpaid interest and fees, will be due and payable on March 11, 2008. The Company has not yet accessed the credit facility as of the date hereof. The proceeds of the credit extensions under the credit facility will be used for the exploration of oil and gas properties and other capital expenditures, acquisition opportunities, and for general corporate purposes.

An unused fee of 0.15% or 0.25% based upon the borrowing base usage will accrue on the daily average unused portion of the revolving credit facility, payable quarterly in arrears. Advances under the credit facility are in the form of either base rate loans or Eurodollar loans. The interest rate on base rate loans fluctuates based upon the higher of (1) the lender’s “prime rate” and (2) the Federal funds rate plus a margin of 0.25% to 0.50% based upon the ratio of the aggregate outstanding amount of all revolving loans and letter of credit obligations to the aggregate commitments of the lender. The interest rate on eurodollar loans fluctuates based upon the rate at which eurodollar deposits in the London interbank market are quoted plus a margin of 2.00% to 2.75% based upon the ratio of the aggregate outstanding amount of all revolving loans and letter of credit obligations to the aggregate commitments of the lender.

The Company’s obligations under the credit facility are secured by a lien on substantially all of the Company’s oil and gas assets. The credit agreement includes usual and customary negative covenants for credit facilities of this type, including covenants limiting liens, hedging, mergers, asset sales, changes in the nature of business, transactions with affiliates, other fundamental changes, indebtedness, acquisitions, dividends or other distributions, pooling or unitization, and investments. The credit agreement also requires the Company to maintain a ratio of current assets to current liabilities of at least 1.00 to 1.00, a ratio of total funded debt to net income before tax excluding unrealized gains and losses related to trading securities and commodity hedges plus depreciation, depletion and amortization expense plus interest expense plus exploration costs, or EBITDAX, of not more than 2.00 to 1.00 as of the end of the 12-month period ending on any date of determination, and a ratio of interest expense to EBITDAX of at least 3.00 to 1.00 as of the end of the 12-month period ending as of any date of determination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: March 17, 2005	By:	/s/ Michael Moore
Michael Moore
Vice President and Chief Financial Officer